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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (hereinafter called the "MERGER AGREEMENT") is made as of __, 1999 by and between THE LIGHTSPAN PARTNERSHIP, INC., a California corporation ("LIGHTSPAN CALIFORNIA"), and THE LIGHTSPAN PARTNERSHIP, INC., a Delaware corporation ("LIGHTSPAN DELAWARE"). Lightspan California and Lightspan Delaware are sometimes referred to as the "CONSTITUENT CORPORATIONS."

        The authorized capital stock of Lightspan California consists of 149,000,000 shares of Common Stock, par value $0.001 per share, and 61,795,074 shares of Preferred Stock, par value $0.001 per share. The authorized capital stock of Lightspan Delaware consists of 149,000,000 shares of Common Stock, par value $0.001 per share, and 61,795,074 shares of Preferred Stock, par value $0.001 per share.

        The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Lightspan California merge into Lightspan Delaware upon the terms and conditions herein provided.

        NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Lightspan California shall merge into Lightspan Delaware on the following terms, conditions and other provisions:

I.      TERMS AND CONDITIONS

        A. MERGER. Lightspan California shall be merged with and into Lightspan Delaware (the "MERGER"), and Lightspan Delaware shall be the surviving corporation (the "SURVIVING CORPORATION") effective at 9:00 a.m. (Eastern Standard Time) on __, 1999 (the "EFFECTIVE Time").

        B. SUCCESSION. At the Effective Time, Lightspan Delaware shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Lightspan California, except insofar as it may be continued by operation of law, shall be terminated and cease.

        C. TRANSFER OF ASSETS AND LIABILITIES. At the Effective Time, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders,


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directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

        D. COMMON STOCK OF LIGHTSPAN CALIFORNIA AND LIGHTSPAN DELAWARE. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Common Stock of Lightspan California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock of Lightspan Delaware; and (ii) each share of Common Stock of Lightspan Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

        E. PREFERRED STOCK OF LIGHTSPAN CALIFORNIA. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Series A Preferred Stock of Lightspan California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series A Preferred Stock of Lightspan Delaware, (ii) each share of Series B Preferred Stock of Lightspan California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series B Preferred Stock of Lightspan Delaware, (iii) each share of Series C Preferred Stock of Lightspan California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series C Preferred Stock of Lightspan Delaware, (iv) each share of Series D Preferred Stock of Lightspan California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series D Preferred Stock of Lightspan Delaware, and (iv) each share of Series E Preferred Stock of Lightspan California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series E Preferred Stock of Lightspan Delaware.

        F. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of the Common Stock and Preferred Stock of Lightspan California shall be deemed for all purposes to evidence ownership of and to represent the shares of Lightspan Delaware into which the shares of Lightspan California represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Lightspan Delaware evidenced by such outstanding certificate as above provided.

        G. WARRANTS OF LIGHTSPAN CALIFORNIA. At and after the Effective Time, the outstanding Warrants which prior to that time represented Warrants of Lightspan California shall


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be deemed for all purposes to evidence ownership of and to represent Warrants of
Lightspan Delaware (each Warrant of Lightspan Delaware being exercisable to purchase one share of stock of Lightspan Delaware at the per share exercise price of the Warrant of Lightspan California) and shall be so registered on the books and records of the Surviving Corporation or its transfer agents.

        H. OPTIONS OF LIGHTSPAN CALIFORNIA. At the Effective Time, the Surviving Corporation will assume and continue all of Lightspan California's stock option plans and agreements in existence at the Effective Time, including but not limited to the 1992 Stock Option Plan and the 1993 Stock Option Plan and the outstanding and unexercised portions of all options to purchase Common Stock of Lightspan California, including without limitation all options outstanding under such stock option plans and any other outstanding options, shall become options to purchase one share of Common Stock of Lightspan Delaware at the per share exercise price of the Lightspan California option, with no other changes in the terms and conditions of such options. Effective at the Effective Time, Lightspan Delaware hereby assumes the outstanding and unexercised portions of such options and the obligations of Lightspan California with respect thereto (subject to the adjustments provided in this Section H and the provisions of the Certificate of Incorporation and Bylaws of Lightspan Delaware).

        I. EMPLOYEE BENEFIT PLANS. At the Effective Time, the Surviving Corporation shall assume all obligations of Lightspan California under its employee benefit plans, including, but not limited to, its Employee Stock Purchase Plan (including obligations to reserve shares for issuance thereunder) which shall become effective on the same day as the initial, firmly underwritten, public offering of Common Stock of Lightspan Delaware referenced in Sections D and E, above).

        J. FRACTIONAL SHARES. No fractional shares of Lightspan Delaware Common Stock or Preferred Stock shall be issued in connection with the Merger. In lieu of such fractional shares, any holder who would otherwise be entitled to receive a fraction of a share of Lightspan Delaware Common Stock or Preferred Stock, as applicable (after separately aggregating all fractional shares of each type of stock issuable to such holder), shall be paid in cash the dollar value (rounded to the nearest whole cent), without interest, of such fractional share(s).

II.     CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

        A. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Lightspan Delaware in effect at the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

        B. DIRECTORS. The directors of Lightspan California immediately preceding the Effective Time shall become the directors of the Surviving Corporation at and after the Effective Time to serve until the expiration of their terms and until their successors are elected and qualified.

        C. OFFICERS. The officers of Lightspan California immediately preceding the Effective Time shall become the officers of the Surviving Corporation at and after the Effective Time to serve at the pleasure of its Board of Directors.


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III.    MISCELLANEOUS

        A. FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Lightspan California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Lightspan California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Lightspan California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        B. AMENDMENT. At any time before or after approval by the shareholders of Lightspan California, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of Lightspan California, the principal terms may not be amended without the further approval of the shareholders of Lightspan California) as may be determined in the judgment of the respective Board of Directors of Lightspan Delaware and Lightspan California to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

        C. CONDITIONS TO MERGER. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

               a. the Merger shall have been approved by the shareholders of Lightspan California in accordance with applicable provisions of the General Corporation Law of the State of California; and

               b. Lightspan California, as sole stockholder of Lightspan Delaware, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware; and

               c. any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Lightspan California to be material to consummation of the Merger shall have been obtained.

        D. ABANDONMENT OR DEFERRAL. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Lightspan California or Lightspan Delaware or both, notwithstanding the approval of this Merger Agreement by the shareholders of Lightspan California or Lightspan Delaware or the prior filing of this Merger Agreement with the Secretary of State of the State of Delaware, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Lightspan California and Lightspan Delaware, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement,


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this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that Lightspan California shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

        E. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.


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        IN WITNESS WHEREOF, this Merger Agreement, having first been fully approved by the Board of Directors of Lightspan California and Lightspan Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.


                                             THE LIGHTSPAN PARTNERSHIP, INC.,

                                             a California corporation

                                             By:________________________________
                                                    John Kernan
                                                    Chief Executive Officer

ATTEST:

_________________________________________
Kathy R. McElwee, Vice President Finance, and Chief Financial Officer

                                             THE LIGHTSPAN PARTNERSHIP, INC.,

                                             a Delaware corporation

                                             By:________________________________
                                                    John Kernan
                                                    Chief Executive Officer

ATTEST:

_________________________________________
Kathy R. McElwee, Vice President Finance, and Chief Financial Officer